EXHIBIT 3.A

CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A
GENERAL PARTNERSHIP
PURSUANT TO SECTION 266
OF THE DELAWARE GENERAL CORPORATION LAW
AND SECTION 15-901 OF THE
DELAWARE REVISED UNIFORM PARTNERSHP ACT

           This Certificate of Conversion of Colorado Interstate Gas Company (the “Corporation”) dated as of November 1, 2007, is being duly executed and filed by the undersigned as an authorized person on behalf of the Partnership to convert the Corporation to a Delaware general partnership (the “Partnership) in accordance with Section 266 of the Delaware General Corporation Law (the “DGCL”) and Section 15-901 of the Delaware Revised Uniform Partnership Act (the “DRUPA”).

1.	The name of the Corporation immediately prior to filing this Certificate of Conversion was:

Colorado Interstate Gas Company

2.	The name of the Corporation set forth in its original Certificate of Incorporation was:

Colorado Interstate Gas Company

3.	The jurisdiction of the Corporation immediately prior to filing this Certificate of Conversion was:

Delaware

4.	The jurisdiction where the Corporation was first incorporated is:

Delaware

5.	The date the Corporation first formed is:

June 8, 1927

6.	The name of the general partnership as set forth in the Statement of Partnership Existence is:

Colorado Interstate Gas Company

7.	This conversion has been approved in accordance with the provisions of Sections 228 and 266 of the DGCL and Section 15-901 of the DRUPA.

8.	The Conversion shall be effective as of 4:30 p.m., Eastern Daylight Time, on November 1, 2007.

IN WITNESS WHEREOF, this Certificate of Conversion has been executed by the undersigned on the 1st day of November 2007.

COLORADO INTERSTATE GAS COMPANY

By:
Margaret E. Roark Authorized Person